As filed with the Securities and Exchange Commission on May 23, 1997 Registration No. 0-22597

==============================================================================

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1
to
FORM 10-SB/A


GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934


WESTERN TECHNOLOGY & RESEARCH, INC.
(Name of Small Business Issuer in its Charter)


           Wyoming                                             83-0273780
-------------------------------                            -------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


801 East "A" Street, Casper, Wyoming               82601
--------------------------------------------------------
(Address of principal executive offices)      (Zip Code)

Issuer's telephone number:          (307) 234-5310

Securities to be registered under Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered

              N/A                                           N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, no par value per share
-----------------------------------------
(Title of Class)

==============================================================================
PAGE

WESTERN TECHNOLOGY & RESEARCH, INC.

FORM 10-SB

TABLE OF CONTENTS

PART 1                                                                    Page

Item  1.     Description of Business .....................................  3

Item  2.     Management's Discussion and Analysis or Plan of Operation ...  8

Item  3.     Description of Property......................................  9

Item  4.     Security Ownership of Certain Beneficial Owners
              and Management..............................................  9

Item  5.     Directors, Executive Officers, Promoters
              and Control Persons......................................... 10

Item  6.     Executive Compensation....................................... 12

Item  7.     Certain Relationships and Related Transactions............... 12

Item  8.     Description of Securities.................................... 12

PART II

Item  1.     Market Price of and Dividends on the Registrant's
              Common Equity and Other Shareholder Matters................. 14

Item  2.     Legal Proceedings............................................ 15

Item  3.     Changes in and Disagreements with Accountants................ 16

Item  4.     Recent Sales of Unregistered Securities...................... 16

Item  5.     Indemnification of Directors and Officers.................... 16

PART F/S

             Financial Statements......................................... 17

PART III

Item  1.     Index to Exhibits............................................ 28

Item  2.     Description of Exhibits...................................... 28
PAGE

PART I

Item 1.  Description of Business

Business Development
--------------------

     WESTERN TECHNOLOGY & RESEARCH, INC. (the "Company") was organized on September 19, 1984 under the laws of the State of Wyoming, having the stated purpose of engaging in any lawful activities. The Company was formed with the contemplated purpose to engage in investment and business development operations related to mineral research and exploration. The primary area of mineral exploration concerned small (less than 10 acres) jade mining leaseholds in Wyoming, which were never brought to the development stage. The Company also held options on both minor gold and minor oil & gas prospects, which were never exercised, and the options were assigned to third-parties for nominal consideration. All these activities had ceased before 1990. All jade mine claims were allowed to expire in 1993, for non-payment of rental fees, as approved by unanimous action of the Board of Directors on August 19, 1993.

     The Company never engaged in an active trade or business throughout the
period from 1990, until just recently.     In December of 1994, the prior
management, Mr. H. Jean Baker and Mrs. Phyllis L. Baker, expressed the desire to wind up the Company because of the lack of any business and the burdens of carrying on the entity without any apparent purpose. The Company had just lost its last business asset, an interest in real property, through foreclosure. The present management took over at that time, noting in 1994 that some new mining prospects and potential claims were available for investigation by the Company. However, despite additional investigation, no new claims were
staked.        On October 15, 1996, the directors determined that the Company should become active in seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses. The Company then began to consider and investigate potential business
opportunities.      The management of the Company commenced a proactive review of all potential business opportunities by means of their personal contacts and prior experience, consisting of over thirty combined years of management of public companies in the mineral extraction business, and private business
operations including real estate.      The Company is considered a development
stage company and, due to its status as a "shell" corporation, its principal business purpose is to locate and consummate a merger or acquisition with a private entity. Because of the Company's current status having no assets and no recent operating history, in the event the Company does successfully acquire or merge with an operating business opportunity, it is likely that the Company's present shareholders will experience substantial dilution and there will be a probable change in control of the Company.

     The Company is voluntarily filing its registration statement on Form 10-SB in order to make information concerning itself more readily available to the public. Management believes that being a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), could provide a prospective merger or acquisition candidate with additional information concerning the Company. In addition, management believes that this might make the Company more attractive to an operating business opportunity as a potential business combination candidate. As a result of filing its registration statement, the Company is obligated to file with the Commission certain interim and periodic reports including an annual report containing audited financial statements. The Company intends to continue to voluntarily file these periodic reports under the Exchange Act even if its obligation to file such reports is suspended under applicable provisions of the Exchange Act.

     Any target acquisition or merger candidate of the Company will become subject to the same reporting requirements as the Company upon consummation of any such business combination. Thus, in the event that the Company successfully completes an acquisition or merger with another operating business, the resulting combined business must provide audited financial statements for at least the two most recent fiscal years or, in the event that the combined operating business has been in business less than two years, audited financial statements will be required from the period of inception of the target acquisition or merger candidate.


     The Company's principal executive offices are located at 801 East "A" Street, Casper, Wyoming, 82601, and its telephone number is (307) 234-5310.

Business of Issuer

       The Company has no recent operating history and no representation is made, nor is any intended, that the Company will be able to carry on future business activities successfully. Further, there can be no assurance that the Company will have the ability to acquire or merge with an operating business, business opportunity or property that will be of material value to the Company.

     Management plans to investigate, research and, if justified, potentially acquire or merge with one or more businesses or business opportunities. The Company currently has no commitment or arrangement, written or oral, to participate in any business opportunity and management cannot predict the nature of any potential business opportunity it may ultimately consider. Management will have broad discretion in its search for and negotiations with any potential business or business opportunity.

Sources of Business Opportunities

     The Company intends to use various sources in its search for potential business opportunities including its officers and directors, consultants, special advisors, securities broker-dealers, venture capitalists, members of the financial community and others who may present management with unsolicited proposals. Because of the Company's lack of capital, it may not be able to retain on a fee basis professional firms specializing in business acquisitions and reorganizations. Rather, the Company will most likely have to rely on outside sources, not otherwise associated with the Company, that will accept their compensation only after the Company has finalized a successful acquisition or merger. To date, the Company has not engaged nor entered into any definitive, agreements nor understandings regarding retention of any consultant to assist the Company in its search for business opportunities, nor is management presently in a position to actively seek or retain any prospective consultants for these purposes.

     The Company does not intend to restrict its search to any specific kind of industry or business. The Company may investigate and ultimately acquire a venture that is in its preliminary or development stage, is already in operation, or in various stages of its corporate existence and development. Management cannot predict at this time the status or nature of any venture in which the Company may participate. A potential venture might need additional capital or merely desire to have its shares publicly traded. The most likely scenario for a possible business arrangement would involve the acquisition of, or merger with, an operating business that does not need additional capital, but which merely desires to establish a public trading market for its shares. Management believes that the Company could provide a potential public vehicle for a private entity interested in becoming a publicly held corporation without the time and expense typically associated with an initial public offering.

Evaluation

     Once the Company has identified a particular entity as a potential acquisition or merger candidate, management will seek to determine whether acquisition or merger is warranted or whether further investigation is necessary. Such determination will generally be based on management's knowledge and experience, or with the assistance of outside advisors and consultants evaluating the preliminary information available to them. Management may elect to engage outside independent consultants to perform preliminary analysis of potential business opportunities. However, because of the Company's lack of capital it may not have the necessary funds for a complete and exhaustive investigation of any particular opportunity.

     In evaluating such potential business opportunities, the Company will consider, to the extent relevant to the specific opportunity, several factors including potential benefits to the Company and its shareholders; working capital, financial requirements and availability of additional financing; history of operation, if any; nature of present and expected competition; quality and experience of management; need for further research, development or exploration; potential for growth and expansion; potential for profits; and other factors deemed relevant to the specific opportunity.

         Although some fruitless discussions regarding business opportunities have occurred between management and other parties, none of the Company's officers, directors, their affiliates or associates have had any preliminary contact or discussions with, and there are no present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger
transaction.      Because the Company has not located or identified any
specific business opportunity as of the date hereof, there are certain unidentified risks that cannot be adequately expressed prior to the identification of a specific business opportunity. There can be no assurance following consummation of any acquisition or merger that the business venture will develop into a going concern or, if the business is already operating, that it will continue to operate successfully. Many of the potential business opportunities available to the Company may involve new and untested products, processes or market strategies which may not ultimately prove successful.

Form of Potential Acquisition or Merger

     Presently, the Company cannot predict the manner in which it might participate in a prospective business opportunity. Each separate potential opportunity will be reviewed and, upon the basis of that review, a suitable legal structure or method of participation will be chosen. The particular manner in which the Company participates in a specific business opportunity will depend upon the nature of that opportunity, the respective needs and desires of the Company and management of the opportunity, and the relative negotiating strength of the parties involved. Actual participation in a business venture may take the form of an asset purchase, lease, joint venture, license, partnership, stock purchase, reorganization, merger or consolidation. The Company may act directly or indirectly through an interest in a partnership, corporation, or other form of organization, however, the Company does not intend to participate in opportunities through the purchase of minority stock positions.

     Because of the Company's current status and recent inactive status for the prior eight years, and its concomitant lack of assets or relevant operating history, it is likely that any potential merger or acquisition with another operating business will require substantial dilution of the Company's existing shareholders. There will probably be a change in control of the

Company, with the incoming owners of the targeted merger or acquisition candidate taking over control of the Company. Management has not established any guidelines as to the amount of control it will offer to prospective business opportunity candidates, since this issue will depend to a large degree on the economic strength and desirability of each candidate, and corresponding relative bargaining power of the parties. However, management will endeavor to negotiate the best possible terms for the benefit of the Company's shareholders as the case arises.

     Management does not have any plans to borrow funds to compensate any persons, consultants, promoters, or affiliates in conjunction with its efforts to find and acquire or merge with another business opportunity. Management does not have any plans to borrow funds to pay compensation to any prospective business opportunity, or shareholders, management, creditors, or other potential parties to the acquisition or merger. In either case, it is unlikely that the Company would be able to borrow significant funds for such purposes from any conventional lending sources. In all probability, a public sale of the Company's securities would also be unfeasible, and management does not contemplate any form of new public offering at this time. In the event that the Company does need to raise capital, it would most likely have to rely
on the private sale of its securities.     Private sales of the Company's
securities are severely restricted under both Federal and State Securities Laws, such tha the ability of the Company to raise any capital from such sources is uncertain, but it is unlikely that any significant capital could be raised by private sales. This is particularly true while the Company remains
without a clear business direction.      However, no private sales are
contemplated by the Company's management at this time. If a private sale of the Company's securities is deemed appropriate in the future, management will endeavor to acquire funds on the best terms available to the Company.
However, there can be no assurance that the Company will be able to obtain funding when and if needed, or that such funding, if available, can be obtained on terms reasonable or acceptable to the Company. The Company does not anticipate using Regulation S promulgated under the Securities Act of 1933 to raise any funds any time within the next year, subject only to its potential applicability after consummation of a merger or acquisition. Although not presently anticipated by management, there is a remote possibility that the Company might sell its securities to its management or affiliates.

     In the event of a successful acquisition or merger, a finder's fee, in the form of cash or securities of the Company, may be paid to persons instrumental in facilitating the transaction. The Company has not established any criteria or limits for the determination of a finder's fee, although most likely an appropriate finder's fee will be negotiated between the parties, including the potential business opportunity candidate, based upon economic considerations and reasonable value as estimated and mutually agreed at that time. A finder's fee would only be payable upon completion of the proposed acquisition or merger in the normal case, and management does not contemplate any other arrangement at this time. Management has not actively undertaken a search for, nor retention of, any finder's fee arrangement with any person.
It is possible that a potential merger or acquisition candidate would have its own finder's fee arrangement, or other similar business brokerage or investment banking arrangement, whereupon the terms may be governed by a pre-existing contract; in such case, the Company may be limited in its ability to affect the terms of compensation, but most likely the terms would be disclosed and subject to approval pursuant to submission of the proposed transaction to a vote of the Company's shareholders. Management cannot predict any other terms of a finder's fee arrangement at this time. It would be unlikely that a finder's fee payable to an affiliate of the Company would be proposed because of the potential conflict of interest issues. If such a fee arrangement was
proposed, independent management and directors     (meaning those officers and
directors not affiliated with the proposed finder and therefore not within the
domain of a conflict of interest under principals of Corporate Law)      would
negotiate the best terms available to the Company so as not to compromise the fiduciary duties of the affiliate in the proposed transaction, and the Company would require that the proposed arrangement would be submitted to the
shareholders for prior rtification in an appropriate manner.      Neither the
articles of incorporation nor bylaws of the Company, explicitly require a vote of shareholders for such matters, but it is anticipated that the arrangement would be part of an overall reorganization or recapitalization of the Company which would require shareholder approval, such that any finder's fee arrangement (however remote) would be submitted as part of the overall plan as a matter of course.

     Management does not contemplate that the Company would acquire or merge with a business entity in which any affiliates of the Company have an interest. Any such related party transaction, however remote, would be submitted for approval by an independent quorum of the Board of Directors (meaning those officers and directors not affiliated with the proposed merger or acquisition candidate and therefore not within the domain of a conflict of
interest under principles of Corporate Law)      and the proposed transaction
would be submitted to the shareholders for prior ratification in an appropriate manner. None of the Company's managers, directors, or other affiliated parties have had any contact, discussions, or other understandings regarding any particular business opportunity at this time, regardless of any potential conflict of interest issues. Accordingly, the potential conflict of interest is merely a remote theoretical possibility at this time.
Neither the articles of incorporation nor bylaws of the Company explicitly require a vote of shareholders for such matters, but it is anticipated that the arrangement would be part of an overall reorganization or recapitalization of the Company which would require shareholder approval under principles of Wyoming Corporate Law.


Rights of Shareholders

     It is presently anticipated by management that prior to consummating a possible acquisition or merger, the Company will seek to have the transaction ratified by shareholders in the appropriate manner. Most likely, this would require a general or special shareholder's meeting called for such purpose, wherein all shareholder's would be entitled to vote in person or by proxy. In the notice of such a shareholder's meeting and proxy statement, the Company will provide shareholders complete disclosure documentation concerning a potential acquisition of merger candidate, including financial information about the target and all material terms of the acquisition or merger
transaction.      Neither the articles of incorporation nor bylaws of the
Company explicitly require a vote of shareholders for such matters, but it is anticipated that the arrangement would be part of an overall reorganization or recapitalization of the Company which would require shareholder approval under principles of Wyoming Corporate Law.


Competition

      Because the Company has not identified any potential acquisition or merger candidate, it is unable to evaluate the type and extent of its likely competition. The Company is aware that there are several other public companies with only nominal assets that are also searching for operating businesses and other business opportunities as potential acquisition or merger candidates. The Company will be in direct competition with these other public companies in its search for business opportunities and, due to the Company's lack of funds, it may be difficult to successfully compete with these other companies.

Employees

     As of the date hereof, the Company does not have any     paid
employees and has no plans for retaining employees until such time as the Company's business warrants the expense, or until the Company successfully
acquires or merges with an operating business.       The Officers are
employees at-will working variable part-time hours as needed, but lack any
compensation agreements at this time, and are not being paid.       The
Company may find it necessary to periodically hire part-time clerical help on an as-needed basis.


Facilities

     The Company is currently using as its principal place of business the business offices of its President located in Casper, Wyoming. Although the Company has no written agreement and pays no rent for the use of this facility, it is contemplated that at such future time as an acquisition or merger transaction may be completed, the Company will secure commercial office space from which it will conduct its business. Until such an acquisition or merger, the Company lacks any basis for determining the kinds of office space or other facilities necessary for its future business. The Company has no current plans to secure such commercial office space. It is also possible that a merger or acquisition candidate would have adequate existing facilities upon completion of such a transaction, and the Company's principal offices may be transferred to such existing facilities.


Industry Segments

     No information is presented regarding industry segments. The Company is presently a development stage company seeking a potential acquisition of or merger with a yet to be identified business opportunity. Reference is made to the statements of income included herein in response to Part F/S of this Form 10-SB for a report of the Company's operating history for the past two fiscal years.

      Item 2.     Management's Discussion and Analysis or Plan of Operation

     The Company is considered a development stage company with no assets or capital and with no operations or income since approximately 1990. The costs and expenses associated with the preparation and filing of this registration statement and other operations of the Company have been paid for by a shareholder and a consultant of the Company, specifically Zenith S. Merritt and H. DeWorth Williams (see Item 4, Security Ownership of Certain Beneficial
Owners and Management - Z.S. Merritt is the controlling shareholder).     It
is anticipated that these persons will continue to advance moneys as needed to pay for the Company's necessary expenses, including the filing of future reports with the SEC. At this time, the only compensation arrangements regarding these advances is that the persons advancing the funds are to be reimbursed when the Company has funds available to repay these advances.
It is anticipated that the Company will require only nominal capital to maintain the corporate viability of the Company and necessary funds will most likely be provided by the Company's existing shareholders or its officers and directors in the immediate future. However, unless the Company is able to facilitate an acquisition of or merger with an operating business or is able to obtain significant outside financing, there is substantial doubt about its ability to continue as a going concern.

     In the opinion of management, inflation has not and will not have a material effect on the operations of the Company until such time as the Company successfully completes an acquisition or merger. At that time, management will evaluate the possible effects of inflation on the Company as it relates to its business and operations following a successful acquisition or merger.

Plan of Operation

     During the next twelve months, the Company will actively seek out and investigate possible business opportunities with the intent to acquire or merge with one or more business ventures. In its search for business opportunities, management will follow the procedures outlined in Item 1 above.
Because the Company lacks     funds,      it may be necessary for the officers
and directors to either advance funds to the Company or to accrue expenses until such time as a successful business consolidation can be made. Management intends to hold expenses to a minimum and to obtain services on a contingency
basis when possible. Further, the Company's directors will defer     and not
accrue      any compensation until such time as an acquisition or merger can be accomplished and will strive to have the business opportunity provide their remuneration. However, if the Company engages outside advisors or consultants in its search for business opportunities, it may be necessary for the Company to attempt to raise additional funds. As of the date hereof, the Company has not made any arrangements or definitive agreements to use outside advisors or consultants or to raise any capital. In the event the Company does need to raise capital most likely the only method available to the Company would be the private sale of its securities. Because of the nature of the Company as a development stage company, it is unlikely that it could make a public sale of securities or be able to borrow any significant sum from either a commercial or private lender. There can be no assurance that the Company will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to the Company.
PAGE

     The Company does not intend to use any employees, with the possible exception of part-time clerical assistance on an as-needed basis. Outside advisors or consultants will be used only if they can be obtained for minimal cost or on a deferred payment basis. Management is confident that it will be able to operate in this manner and to continue its search for business opportunities during the next twelve months.

Item 3.     Description of Property

     The information required by this Item 3 is not applicable to this Form 10-SB due to the fact that the Company does not own or control any material property.


Item 4.     Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information, to the best knowledge of the Company as of April 30, 1997, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, each director of the Company and all directors and officers of the Company as a group.

Name and Address of               Amount and Nature of            Percent
Beneficial Owner                  Beneficial Ownership            of Class
-------------------               --------------------            --------
Z.S. Merritt                            253,400                    50.7%
801 East A Street
Casper, Wyoming  82601

Sharon K. Fowler                         42,500                     8.5%
M13740 Box 1
Evansville, Wyoming  82636

Donn Douglas                             40,000                     8.0%
6445 East Ohio Avenue, Suite 350
Denver, Colorado  80226

Michael Ford                             40,000                     8.0%
1001 East Bayaud #1402
Denver, Colorado  80209

H. Jean Baker & Phyllis L. Baker         32,500                     6.5%
P.O. Box 1314
Riverton, Wyoming  82501

Management:
Z.S. Merritt                            253,400                    50.7%
801 East A Street
Casper, Wyoming  82601

Thomas M. Hockaday                          500                     0.1%
1560 Nottingham
Casper, Wyoming  82609
--------------------------------
[Footnote continues on next page]PAGE

Note: The Company has combined related parties for purposes of determining beneficial ownership with regard to H. Jean Baker and Phyllis L. Baker (combined with Jean R. Baker, Jon M. Baker, Kathleen K. Baker, and Phyllis L.
Baker)     , Sharon K. Fowler     (combined with Leslie J. Fowler, Michael D.
Fowler, Robert D. Fowler, and Robert G. Fowler)     , and Z. S. Merritt
(combined with Aline Merritt, Dennis Merritt, and Dinah Merritt)     , above,
to determine aggregate controlled shares. The Company has been advised that each of the other persons listed above has sole voting power over the shares indicated above. Percent of Class (third column above) is based on 500,000 shares of common stock outstanding on May 23, 1997.


Item 5.  Directors, Executive Officers, Promoters and Controll Persons


The directors and executive officers of the Company and their respective ages are as follows:

Name                            Age          Position
----                            ---          --------
Zenith S. Merritt                69          President and Director
Thomas M. Hockaday               62          Secretary-Treasurer and Director
Jo Juliano-Smith                 55          Director

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

     No director, officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the
subject     of      any order, judgment or decree involving the violation of
any state or federal securities laws.

     The business experience of each of the persons listed above during the past five years is as follows:

     Z.S. Merritt has been President and a director of the Company since December 15, 1994. For the last five years (and previously), Mr. Merritt has also provided independent consulting services as a geologist and landman, as well as acting as the owner and real estate broker for Merit Realty in Casper, Wyoming. Mr. Merritt studied geology at the University of Wyoming, where he received both a bachelor's and master's degree in geology.

     Thomas M. Hockaday has been Vice President and a director of the Company since December 15, 1994. For the last five years (and previously), Mr. Hockaday worked as a real estate sales representative and investment advisor for Merit Realty in Casper, Wyoming. Mr. Hockaday attended the Community College of Cedar Rapids, Iowa, for two years, and has eighteen years of continuing professional education in banking and financial studies.

     Jo Juliano Smith has been a director of the Company since April 1, 1997. She has over fifteen years of experience as a paralegal, and in recent years
    (including the last five years)      hasalso worked as a substance abuse
counselor.  She has     attended      the University of Utah.

Item 6.     Executive Compensation

     The Company has not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors. The Company has not paid any salaries or other compensation to its officers, directors or employees for the years ended December 31, 1995 and 1996, nor at any time during 1997. Further, the Company has not entered into an employment agreement with any of its officers, directors or any other persons and no such agreements are anticipated in the immediate future. It is intended that the
Company's directors will     forego      any compensation until such time as
an acquisition or merger can be accomplished and will strive to have the business opportunity provide their remuneration. As of the date hereof, no person has accrued any compensation from the Company.


Item 7.     Certain Relationships and Related Transactions

     During the Company's last two fiscal years, there have not been any transactions between the Company and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of the Company's outstanding shares, nor any member of the above referenced individuals' immediate family.


Item 8.     Description of Securities

Common Stock

     The Company is authorized to issue 50,000,000 shares of common stock, no par value, of which 500,000 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The Company does not have any preferred stock, authorized or issued.


PART II

Item 10. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

     No shares of the Company's common stock have previously been registered with the Securities and Exchange Commission (the "Commission") or any state securities agency or authority. The Company has made an application to the NASD for the Company's shares to be quoted on the OTC Bulletin Board. The Company's application to the NASD consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the
Securities Exchange Act of 1934, as amended.     The Rule 15c2-11 and NASD
 requirements for Bulletin Board quotation consist of either (1) that the domestic issuer has registered its securities under the 1933 or 1934 Acts and is current in filing the required reports under the 1934 Act; or (2) that the broker-dealer has obtained, and made available to any person on request, certain relevant financial information relating to the domestic issuer, and lacks any reasonable basis to suspect that the financial information is not
true and correct.       Inclusion on the OTC Bulletin Board permits price
quotations for the Company's shares to be published by such service. The Company's common shares are currently quoted at one-eighth (1/8th), but there
has not been any reported trading activity at that price.      The quoted
price is a default quote for inactive stock as reported on an internet quotation service, and does not distinguish bid, ask, or closing prices, nor
report any mark-ups included in the price.      The Company is not aware of
any established trading market for its common stock nor is there any record of any reported trades in the public market in recent years. The Company's common stock has never traded in a public market since 1988.

      If and when the Company's common stock is traded in the over-the-counter market, most likely the shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(l) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

     The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If the Company's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

     For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the Company's common stock and may affect the ability of shareholders to sell their shares.
PAGE

     As of May 23, 1997 there were 43 holders of record of the Company's common stock.

     As of the date hereof, the Company has issued and outstanding 500,000 shares of common stock. Of this total, all shares were issued in transactions
more than three years ago. (    For purposes of adjusting share ownership in
proportion to the contemporaneous increase in authorized stock,      a forward
5-for-1 stock split occurred on January 19, 1996, increasing the number of shares held by existing shareholders, which is not deemed a "new" issuance
   ; the stock was not quoted as of the date of this forward stock split.
    ) Thus, all shares are deemed to have been issued more than three years ago and may be sold or otherwise transferred without restriction pursuant to the terms of Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Act"), unless held by an affiliate or controlling shareholder of the Company. Of these shares, the Company has identified 253,900 shares as being held by affiliates of the Company. The remaining 246,100 shares are deemed free from restrictions and may be sold and/or transferred without further registration under the Act.

          As a shell company, the resale of the Company's stock may be limited in certain states. The Company has not yet designated any states in which it plans to seek registration, qualification, or exemption for its common stock, so all shareholders are advised to seek local legal counsel regarding any resale limitations in their state of residence. This matter will depend in large part on considerations stemming from a potential merger or acquisition candidate, which may vary to a large degree. However, it is likely that at least Wyoming will be considered, due to the preponderance of the existing shareholder base residing in that state. Wyoming exempts isolated or limited offerings by nonissuers and certain other transactions; however, all stockholders are again admonished to seek local legal counsel before entering into any subsequent resale of their stock in the Company.

         Pursuant to a special meeting of shareholders held on January 19, 1997, at which 100% of shareholders appeared, constituting a quorum, and a unanimous majority voted for a resolution calling for the increase of the authorized common stock by amendment of the article of incorporation of the Company, authorized shares of common were so increased from 100,000 to 50,000,000 on January 19, 1997.

     The 253,900 shares presently held by affiliates or controlling shareholders of the Company may be sold pursuant to Rule 144, subject to the volume and other limitations set forth under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least
one year     , including any person who may be deemed to be an "affiliate" of the Company (as the term "affiliate" is defined under the Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the Company's common stock during the four calendar weeks preceding such sale, or (ii) 1% of the shares then outstanding. A person who is not deemed to be an "affiliate" of
the Company and who has held restricted shares for at least     two      years
would be entitled to sell such shares without regard to the resale limitations of Rule 144.

PAGE

Dividend Policy

     The Company has not declared or paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain and reinvest future earnings, if any, to finance its operations.


Item 2.  Legal Proceedings

     The Company is currently not a party to any material pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened. The Company was inactive from 1990 through the present date of this Form 10-SB. A small prior judgment, as reported in the balance sheet for 1996 (See Part F/S - notes payable of $16,047), has since been settled and released in full. In the absence of any other known litigation matters pending or threatened, the Company believes that all litigation matters are currently resolved.


Item 3. Changes in and Disagreements with Accountants

     Item 3 is not applicable to this Form 10-SB.


Item 4.Recent Sales of Unregistered Securities

     All issues of securities by the Company were made more than three years ago.


Item 5.  Indemnification of Directors and Officers

     The Company has not made any provision for the indemnification of its officers or directors. The Articles of Incorporation and by-laws do not have any provisions for indemnification. Neither the Company's Articles of Incorporation nor by-laws makes provisions for the purchase of liability insurance on behalf of its officers or directors. The Company does not maintain any such liability insurance.


Transfer Agent

     The Company has designated Interstate Transfer Company, 56 West 400 South, Suite 260, Salt Lake City, Utah, 84101, as its transfer agent.



PART F/S

Financial Statements and Supplementary Data

     The Company's financial statements for the years ended December 31, 1994, 1995, 1996 and June 30, 1997, have been examined to the extent indicated in their reports by Jones, Jensen & Company, independent certified accountants, and have been prepared in accordance with generally accepted accounting principles and pursuant to Regulation S-B as promulgated by the Securities and Exchange Commission and are included herein, on the following twenty-seven
(27) pages, in response to Part F/S of this Form 10-SB.

PART III

Item 1.          Index to Exhibits

     The following exhibits are filed with this Registration Statement:

Exhibit No.   Exhibit Name
-----------   ------------
2(I)          Articles of Incorporation and all amendments pertaining thereto

2(ii)         By-laws

4             Specimen Stock Certificate

27            Financial Data Schedule

Item 2.  Description of Exhibits

     See Item 1 above.
PAGE

CONTENTS
WESTERN TECHNOLOGY & RESEARCH, INC.
FINANCIAL STATEMENTS
June 30, 1997 and December 31, 1996


Balance Sheets..............................................................18

Statements of Operations....................................................19

Statements of Stockholders' Equity (Deficit)................................20

Statements of Cash Flows....................................................21

Notes to the Financial Statements...........................................22


PAGE

WESTERN TECHNOLOGY & RESEARCH, INC.
(A Development Stage Company)
Balance Sheets

ASSETS

                                 June 30,      December 31,
                                   1997            1996
                               -------------   -------------
                                (Unaudited)
CURRENT ASSETS

 Cash......................    $        -               -
                               -------------   -------------
     Total Current Assets               -               -
                               -------------   -------------
     TOTAL ASSETS              $        -      $        -
                               =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

 Accounts payable..........    $          75   $         143
 Current portion of notes
  payable (Note 4)                      -             16,047
                               -------------   -------------
     Total Current Liabilities            75          16,190
                               -------------   -------------

STOCKHOLDERS' EQUITY (DEFICIT)

 Common stock, 50,000,000 shares
  authorized at no par value,
  500,000 shares issued
  and outstanding                     97,212          92,960
 Deficit accumulated during
  the development stage              (97,287)       (109,150)
                               -------------   -------------
     Total Stockholders'
      Equity (Deficit)                   (75)        (16,190)
                               -------------   -------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQITY (DEFICIT) $        -               -
                               =============   =============



[The accompanying notes are an integral part of these financial statements.]
PAGE

WESTERN TECHNOLOGY & RESEARCH, INC.
(A Development Stage Company)
Statements of Operations


   From Inception

   September 19,
                             For the Three Months Ended For the Six Months
Ended   1984 through
                               June 30,      June 30,    June 30,      June
30,       June 30,
                                1997          1996          1997
1997          1997
                             ----------    -----------  ------------
------------  ------------

SALES........................$      -      $      -     $       -     $
-     $       -
                             -----------   -----------  ------------
------------  ------------

EXPENSES.....................       -             -             -
-             -
                             -----------   -----------  ------------  ----------
--  ------------

GAIN (LOSS) ON DISCONTINUED
 OPERATIONS..................       -            (411)        11,863
34,122       (97,287)
                             -----------   -----------  ------------
------------  ------------

INCOME (LOSS) PRIOR TO
 INCOME TAXES................       -            (411)        11,863
34,122       (97,287)

PROVISION FORM INCOME TAXES
 (NOTE 1)....................       -             -             -
-             -
                             -----------   -----------  ------------
------------  ------------
NET INCOME (LOSS)            $      -      $      (411) $     11,863  $
34,122  $    (97,287)
                             ===========   ===========  ============
============  ============

NET EARNINGS (LOSS)
 PER SHARE...................$     0.00    $     (0.00) $       0.02  $
0.07
                             ==========    ===========  ============
============


[The accompanying notes are an integral part of these financial statements.]
PAGE

WESTERN TECHNOLOGY & RESEARCH, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

    Deficit

    Accumulated
                                                          Common
Stock              During the

----------------------------     Development
                                                     Shares
Amount        Stage
                                                   -----------
------------     ------------

Balance at inception, September 19, 1984                  -        $
-        $       -
Net income for the period ended December 31, 1984         -
-                -
                                                   -----------
------------     ------------
Balance, December 31, 1984                                -
-                -
Common stock issued for cash at $0.10 per share        110,400
11,040             -
Common stock issued for cash at $0.20 per share        105,000
21,000             -
Common stock issued for debt at $0.20 per share            500
100             -
Net income the year ended December 31, 1985               -
-               3,644
                                                   -----------
------------     ------------
Balance, December 31, 1985                             215,900
32,140            3,644
Common stock issued for cash at $0.20 per share         40,000
8,000             -
Net loss for the year ended December 31, 1986             -
-              (5,461)
                                                   -----------
------------     ------------
Balance, December 31, 1986                             255,900
40,140           (1,817)
Net loss for the year ended December 31, 1987             -
-             (10,815)
                                                   -----------
------------     ------------
Balance, December 31, 1987                             255,900
40,140          (12,632)
Common stock issued for cash at $0.20 per share         15,000
3,000             -
Common stock issued for property at $0.20 per share     30,000
6,000             -
Net loss for year ended December 31, 1988                 -                -
         (20,494)
                                                   -----------
------------     ------------
Balance, December 31, 1988                             300,900
49,140          (33,126)
Net loss for the year ended December 31, 1989             -
-             (30,603)
                                                   -----------
------------     ------------
Balance, December 31, 1989                             300,900
49,140          (63,729)
Common stock issued for cash at $0.20 per share          5,000
1,000             -
Common stock issued in lieu of salary at $0.20
 per share                                              10,000
2,000             -
Common stock issued for services at $0.20 per share    160,000
32,000             -
Common stock issued for note extension at $0.20
 per share                                               5,000
1,000             -
Common stock issued for debt at $0.20 per share          6,600
1,320             -
Net loss for year ended December 31, 1990                 -
-             (29,601)
                                                   -----------
------------     ------------
Balance, December 31, 1990                             487,500
86,460          (93,330)
Net income for the year ended December 31, 1991           -
-               1,504
                                                   -----------
------------     ------------
Balance, December 31, 1991                             487,500
86,460          (91,826)
Net loss for the year ended December 31, 1992             -
-              (3,579)
                                                   -----------
------------     ------------
Balance, December 31, 1992                             487,500
86,460          (95,405)
Net loss for the year ended December 31, 1993             -
-             (46,710)
                                                   -----------
------------     ------------
Balance, December 31, 1993                             487,500
86,460         (142,115)
Common stock issued for cash payments made on
 behalf of the Company at $0.20 per share               12,500
2,500             -
Net income for the year ended December 31, 1994           -
-               2,918
                                                   -----------
------------     ------------
Balance, December 31, 1994                             500,000
88,960         (139,197)
Net loss for the year ended December 31, 1995             -
-              (3,253)
                                                   -----------
------------     ------------
Balance, December 31, 1995                             500,000
88,960         (142,450)
Services paid on the Company's behalf contributed
 to capital                                               -
4,000             -
Net income for the year ended December 31, 1996           -
-              33,300
                                                   -----------
------------     ------------
Balance, December 31, 1996                             500,000
92,960         (109,150)
Services paid on the Company's behalf contributed
 to capital (Unaudited)                                   -
4,252             -
Net income for the six months ended June 30, 1997
(Unaudited)                                               -
-              11,863
                                                   -----------
------------     ------------
Balance, June 30, 1997 (Unaudited)                     500,000     $
92,960     $    (93,103)
                                                   ===========
============     ============

[The accompanying notes are an integral part of these financial statements.]

WESTERN TECHNOLOGY & RESEARCH, INC.
(A Development Stage Company)
Statements of Cash Flows

   From Inception

   September 19,
                             For the Three Months Ended For the Six Months
Ended   1984 through
                               June 30,      June 30,    June 30,      June
30,       June 30,
                                1997          1996          1997
1997          1997
                             ----------    -----------  ------------
------------  ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)          $      -      $      (411) $    11,863   $
34,122   $    97,287
  Adjustments to reconcile
   net income to cash flows:
  Depreciation                      -             -            -
-           36,988
  (Gain) loss on disposal
    of assets                       -             -            -
-           35,779
  Common stock issued for
    services                        -             -           4,252
-           60,632
  Interest accrued on note
    payable                         -             -             411
822        12,720
  Income from debt release          -             -         (16,142)
(37,654)      (64,909)     Changes in operating assets
   and Liabilities:
   (Increase) decrease in
    accounts receivable and
    related receivables             -             -            -
-           (9,599)
   (Increase) decrease in
    inventory                       -             -            -
-           (2,745)
   (Increase) decrease in
    other assets                    -             -            -
-             (105)
   Increase (decrease) in
    accounts payable                -             -             27
2,710           249
                              ----------   -----------  -----------
-----------   -----------
  Net cash provided (used)
   By Operating Activities          -             -            -
-          (28,277)
                              ----------   -----------  -----------
-----------   -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of fixed assets          -             -            -
-          (63,617)
  Sale of fixed assets              -             -            -
-            3,300
                              ----------   -----------  -----------
-----------   -----------
  Net cash provided (used)
   By Investing Activities          -             -            -
-          (60,317)
                              ----------   -----------  -----------
-----------   -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Repayment of note payable         -             -            -
-          (42,390)
  Issuance of stock for cash                      -            -
-           36,580
  Proceeds from note payable        -             -            -
-           94,404
                              ----------   -----------  -----------
-----------   -----------
   Net cash provided (used)
    By Financing Activities         -             -            -
-           88,594
                              ----------   -----------  -----------
-----------   -----------
NET INCREASE (DECREASE) IN CASH     -            -            -
-            -

CASH AT BEGINNING OF PERIOD         -             -            -
-             -
                              ----------   -----------  -----------
------------  -----------
CASH AT END OF PERIOD         $     -      $      -     $      -      $
-      $      -
                              ==========   ===========  ===========
============  ===========
CASH PAID DURING THE YEAR FOR:
  Interest                    $     -      $      -     $      -      $
-      $      -
  Income taxes                $     -      $      -     $      -      $
-      $      -

NON CASH FINANCING ACTIVITIES
  Issuance of stock for
    Services                  $     -      $      -     $     4,252   $
-      $    60,632


[The accompanying notes are an integral part of these financial statements.]
PAGE

WESTERN TECHNOLOGY & RESEARCH, INC.
(A Development Stage Company)
Notes to Unaudited Financial Statements


NOTE 1 -     CONDENSED CONSOLIDARTED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1997 and for all periods presented have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with general accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1996 audited consolidated financial statements. The results of operations for the periods ended June 30, 1997 and 1996 are not necessarily indicative of the operating results for the full year.


PAGE

SIGNATURES


     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       WESTERN TECHNOLOGY & RESEARCH, INC.
                                       (Registrant)


                                       By:  /s/ Zenith S. Merritt
                                          -----------------------------------
Date: September 5, 1997                   ZENITH S. MERRITT, President